Exhibit 10.2

FIRST AMENDMENT TO
2000 NONEMPLOYEE DIRECTORS’ STOCK INCENTIVE PLAN

RECITALS:

1.          The Board of Directors at its May 22, 2003 meeting approved modifications to the 2000 Nonemployee Directors' Compensation ("Plan").

2.          After considering the Board of Directors' Compensation Analysis for Westmoreland Coal Company dated May 16, 2003 and prepared by Mercer Human Resource Consulting, the Board adjusted annual director stock incentive compensation downward and determined, due to the increase in the value of Westmoreland stock, that it was prudent to have the flexibility to pay stock incentive compensation using options, restricted shares or other fully valued shares.

3.          Paragraph 10 of the Plan permits the Board, in its discretion, to amend the Plan at any time.

        NOW, THEREFORE, effective as of May 22, 2003, the 2000 Nonemployee Directors Stock Incentive Plan is amended as follows:

1.          Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Plan.

2.          Paragraph 2 is amended to include the following definitions:

“Award” means any Option, Restricted Stock Award or other right or interest relating to shares granted under the Plan.

“Award Certificate” means an award certificate signed by the Company acknowledging the Award in such form and including such terms and conditions not inconsistent with the Plan as the Administrator may in its discretion from time to time determine.

“Restricted Stock Award” means an Award, payable in Shares, that may be granted subject to a risk of forfeiture if the Eligible Participant ceases to serve as a Director during a specified period (the “Restriction Period”) or if any performance criteria specified by the Administrator are not met. A Restricted Stock Award may provide a vesting schedule under which vesting could occur at an earlier date than otherwise established if specified performance criteria are met before the end of the Restriction Period or in the event of death or permanent disability of an Eligible Participant. The Restriction Period, performance criteria, and vesting schedule, if any, shall be determined by the Board in its sole discretion and set forth in an Award Certificate.

In addition, the definition of Participant is amended to read as follows:

“Participant” means any Eligible Participant who receives an Award pursuant to Paragraph 6 hereof.

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3.          Paragraph 4(a), Administration of the Plan, is amended to read as follows:

(a) The Plan shall, to the extent possible, be self-effectuating. The Board is authorized and empowered to administer the Plan, which administration shall include (but is not limited to) authority to (i) determine the form of the Award and the Award Certificate, which need not be identical for each Participant; (ii) correct any defect, supply any omission or reconcile any inconsistency in the Plan, and construe and interpret the Plan, any award, rules and regulations, Award Certificate or other instrument thereunder; (iii) prescribe, amend and rescind rules and regulations relating to the Plan; (iv) further define the terms used in the Plan; (v) determine the rights and obligations of Participants under the Plan; and (vi) make all other decisions and determinations required under the Plan or as it may deem necessary or advisable for the administration of the Plan. Each Award granted under the Plan shall be evidenced by an Award Certificate.

4.          Paragraph 6 is amended as follows:

(i) Subparagraph (a) is amended to read as follows:

(a)	Whenever any person shall first become an Eligible Participant, there shall be automatically (without any action by the Administrator) granted an Award which shall occur on the first business day after the date such person shall have become an Eligible Participant to such person in the form of a grant of Restricted Stock or Options, at the election of the Administrator, equal to two times the compensation limitation expressed in paragraph 6(d). No Eligible Participant shall receive more than one Award in any calendar year.

(ii) A new subparagraph (d) is added which reads as follows:

(d)	The Board may, in its sole discretion, grant fully valued Restricted Stock Awards to Participants in lieu of all or a portion of the Option granted pursuant to paragraphs (a) and (b) above. In no event will the value of the Option or Restricted Stock Award, exceed $30,000.00 on the date of the grant.

5.          Paragraph 7 is amended as follows:

(i) Subparagraph (e) is amended by striking the term Option Agreement and substituting the term Award Certificate every place it appears in the subparagraph.

(ii) Subparagraph (g) is amended by adding the following sentence immediately after the first complete sentence:

"The vesting of any Restricted Stock Award shall also automatically accelerate."

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6.          Paragraph 9 is amended by striking the term Option and substituting the term Award throughout the paragraph and in the second line of subparagraph (a) deleting the phrase "to the Option Award" in its entirety.

7.          Paragraph 10 is amended by striking the term Option and substituting the term Award in the second sentence.

        Except as modified by this First Amendment the 2000 Nonemployee Directors Stock Incentive Plan is hereby ratified, affirmed in all respects and remains in full force and effective.

        IN WITNESS WHEREOF, the Board of Directors, through its Chairman has executed this First Amendment to the Plan effective the 22nd day of May, 2003.

/s/ Christopher K. Seglem
Christopher K. Seglem
Chairman of the Board

ATTEST:
/s/ W. Michael Lepchitz